Exhibit 99.1

SVB Financial Group Announces Debt Buyback Offer

SANTA CLARA, Calif., April 21, 2011 –SVB Financial Group (Nasdaq: SIVB) today announced that its wholly-owned subsidiary, Silicon Valley Bank (“SVB”), has commenced cash tender offers to repurchase certain of its outstanding notes in order to reduce its debt. SVB is offering to repurchase for cash (i) any and all of its 5.700% Senior Notes due 2012 (the “Senior Notes”) and (ii) any and all of its 6.050% Subordinated Notes due 2017 (the “Subordinated Notes” and together with the Senior Notes, the “Notes”). The repurchase of the Notes will be funded by cash on hand.

The purchase price for each $1,000 principal amount of each series of Notes validly tendered and not withdrawn will be calculated in a manner intended to result in a yield to maturity equal to the sum of (i) the yield to maturity of the U.S. Treasury Reference security shown in the table below for each series of Notes, as measured by the Dealer Manager at 10:00 a.m., New York City time, on the expiration date for the applicable offer, and (ii) the Fixed Spread for each series of Notes shown in the table below.

Title of Security	CUSIP Numbers	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread (Basis Points)
Senior Notes	827065AA1	$250,000,000	0.75% due March 31, 2013	BBTN	25
Subordinated Notes	827065AB9	$250,000,000	2.25% due March 31, 2016	BBTN	180

Each offer to purchase the Notes is scheduled to expire at 5:00 p.m., New York City time, on May 2, 2011, unless the applicable offers are extended or earlier terminated (the “Expiration Date”). The settlement date for Notes purchased is scheduled to be May 3, 2011 and, in addition to the purchase price, will include accrued and unpaid interest from the last interest payment date to, but excluding, the settlement date.

Tendered Notes may be withdrawn on or prior to the Expiration Date. Following the Expiration Date, holders who have tendered their Notes may not withdraw such Notes. The offer for each series of Notes is subject to certain conditions, but is not conditioned on the tender of a minimum principal amount of Notes.

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The complete terms and conditions of the tender offers are set forth in the Offer to Purchase and a Letter of Transmittal, along with any amendments and supplements thereto, which holders are urged to read carefully before making any decision with respect to the tender offers. Copies of the Offer to Purchase and the Letter of Transmittal may be obtained from Bondholder Communications Group, the Information and Tender Agent for the tender offers, at (212) 809-2663 (banks and brokers) or (888) 385-2663 (all others). Questions regarding the tender offers may also be directed to the Dealer Manager for the tender offers, Goldman, Sachs & Co., at (800) 828-3182 or (212) 855-9063 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. SVB is making the tender offers only by, and pursuant to the terms of, the Offer to Purchase and a Letter of Transmittal. The tender offers are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the SVB, the information and tender agent, the dealer manager or the fiscal agent with respect to the Notes, nor any of SVB’s or their respective affiliates, makes any recommendation as to whether holders should tender or refrain from tendering all or any portion of their Notes in response to the tender offers.

(SIVB-F)